Exhibit 10.1

PARTICIPATION AGREEMENT

West Cameron Block 149 (NE/4)

        This Participation Agreement (“Agreement”) is made and entered into effective as of the 7th day of November, 2007 (the “Effective Date”), by and between Newfield Exploration Company (“Newfield”) and Ridgewood Energy Corporation (“Ridgewood”). Newfield and Ridgewood are also sometimes hereinafter referred to collectively as the “Parties” or individually as a “Party”.

WITNESSETH:

         WHEREAS, Newfield has entered into a formal Farmout Agreement (” FOA”) with El Paso E&P Company, L.P. (“El Paso”) dated effective October 26, 2007 covering the Contract Area as defined below. Pursuant to the Agreement El Paso shall reserve an overriding royalty interest (“ORRI”) of 8.33333% of 6/6ths escalating to 10.00000% of 6/6ths at Project Payout. These burdens may be proportionately reduced in the event El Paso owns less than one hundred percent (100%) of the operating rights in the Contract Area, which Newfield may earn. The FOA is attached hereto as Exhibit “A”.

         WHEREAS, the Agreement covers the following oil and gas lease and area, hereinafter referred to as the “Contract Area”:

Oil and Gas Lease effective June 10, 1947 by and between the State of Louisiana as Lessor, and The Superior Oil Company, as Lessee, validated by the United State of America under Section 6 of the Outer Continental Shelf Lands Act and designated Serial No. OCS 00253, covering all of Block 149, West Cameron Area, OCS Leasing Map, Louisiana Map No. 1, containing approximately 5000.00 acres.
INSOFAR AND ONLY INSOFAR as the Lease covers the northeast quarter (NE/4 of West Cameron Block 149.

         WHEREAS, Ridgewood agrees to bear a disproportionate share of drilling costs associated with the Test Well (defined in Article 4 hereinbelow) in order to earn an interest in the Contract Area, pursuant to the terms and conditions of this Agreement.

         WHEREAS, the Parties desire to enter into this Agreement to set forth the manner in which the cost of drilling, producing and operating wells, and the production from the Contract Area and interest in the Contract Area shall be shared and/or owned.

        WHEREAS, the terms and provisions of this Agreement are expressly subject to the FOA referenced above and attached hereto as Exhibit “A”.

         NOW, THEREFORE, for the consideration, being the mutual benefits and advantages accruing hereunder, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1 – Interest of the Parties

        The costs, risk and liabilities associated with the exploration and development of the Contract Area (including all wells, platforms, pipelines, facilities and equipment associated directly with the specified operations herein) and all oil and gas produced from wells drilled pursuant to the terms hereof, shall be borne and owned, subject to the terms and conditions set out herein, and unless otherwise agreed, by the Parties in accordance with the following percentage working interests (“Working Interests”):

Party	Working Interests

Newfield	75.00000%
Ridgewood	25.00000%*

*      Subject to an obligation to pay a disproportionate share of Test Well costs, as further described in Article 4.

Article 2 — Operating Agreement

        3.1     Newfield is designated as the Operator of the Contract Area, and all operations conducted on the Contract Area shall be performed in accordance with and shall be subject to the terms and provisions of this Agreement, the FOA attached hereto as Exhibit “A”, and the Operating Agreement attached hereto as Exhibit “B” (“Operating Agreement”). The Parties shall execute the Operating Agreement simultaneously with this Agreement.

        3.2     Notwithstanding anything herein to the contrary, the non-consent penalties set forth in Article XII of the Operating Agreement shall not be applicable to drilling operations on the Test Well, or substitute therefore, prior to the Parties drilling an Earning Well (as hereinafter defined).

Article 3 — Test Well

        4.1     Newfield has commenced drilling operations for the West Cameron Block 149 (OCS-00253) No. 8 Well (“Test Well”). The Test Well is planned to be drilled in accordance with Newfield’s AFE No. 14176 attached hereto as Exhibit “C” (“AFE”). The Test Well will be drilled to an approximate depth of 10,300’ MD/TVD, or a depth sufficient to test the “Rob L Sands”, whichever depth is shallower (“Contract Depth”).

        4.2     As additional consideration for the opportunity to earn its Working Interest in the Contract Area, the Parties will pay the following percentages of the costs to drill the Test Well to Casing Point (as described in Article 4.3 below):

Newfield	66.66667%
Ridgewood	33.33333%

Participation Agreement-West Cameron Block 149 dated November 7, 2007
Newfield Exploration Company & Ridgewood Energy Corporation

The dry hole well cost for the Test Well is estimated to be $7,748,266.00 (“Dry Hole Cost”) as outlined on the above referenced drilling AFE. Ridgewood’s disproportionate cost sharing will cease once cumulative costs and expenses for the Test Well, and if drilled, the substitute well therefore, exceeds 105% of the Dry Hole Cost for the Test Well or upon reaching Casing Point, whichever occurs first.

Thereafter Newfield will bear its 75% and Ridgewood will bear its 25% share of subsequent costs, subject to the non-consent rights set out in the Operating Agreement.

        4.3     Casing Point is defined as that point in time when the Test Well, or substitute well therefor, has been drilled to the Contract Depth, and all open-hole logs and all appropriate tests have been performed and delivered to the Parties, and a recommendation is made to (i) set casing and complete the well, (ii) plug and abandon the well or (iii) conduct other operations as provided within the priority of operations outlined within the Operating Agreement.

        4.4     If the Test Well is either, i) unable to reach the Contract Depth due to encountering domal material, heaving shale, saltwater, salt or other impenetrable substance, or suffers any adverse condition (mechanical, structural, stratigraphic or otherwise) in drilling said well, which substance or condition cannot be overcome at a reasonable cost by means considered customary or ordinary in the industry; or, ii) plugged and abandoned as a dry hole, then any Party shall have the right to propose a substitute well in the same manner as provided for hereinabove. Ridgewood shall have the option, but not the obligation, to participate in such substitute well; however, if Ridgewood elects not to participate in a substitute well, it shall forfeit its rights under this Agreement. If actual drilling operations are commenced on the substitute well within ninety (90) days from the date of rig release of the Test Well, then said well shall be considered the Test Well for purposes of this Agreement.

Article 5 — Assignment and Assumption of Rights

        5.1     Upon Ridgewood’s participation pursuant to the terms and conditions set forth herein and upon the Parties drilling the Test Well or its substitute, reaching Contract Depth, Ridgewood will have earned under the Agreement and shall receive from Newfield an assignment of an undivided 25% working interest in the Contract Area.

        5.2     The interest assigned to Ridgewood pursuant hereto will be subject to its proportionate share of the federal 1/8th royalty (subject to any applicable royalty relief granted by the Minerals Management Service) and a 3% ORRI in favor of Fairfield and the El Paso ORRI. The interest shall be free and clear of any other overriding royalty interest, production payments, or other burdens on production.

Article 6 — Ownership of Production

        Production from each well drilled on the Contract Area will be owned pursuant to the terms of this Agreement and the Operating Agreement.

Participation Agreement-West Cameron Block 149 dated November 7, 2007
Newfield Exploration Company & Ridgewood Energy Corporation

Article 7 — Insurance

        In connection with any drilling and/or production operations on the Contract Area, the Operator shall carry the type and amount of insurance required by the Operating Agreement. No other insurance shall be required of the Operator hereunder.

Article 8 — Confidentiality

        Except for required disclosures, including but not limited to disclosures to governmental agencies and/or stock exchanges, as provided in the Operating Agreement, no Party shall release any geological, geophysical, or reservoir information or any logs or other information pertaining to the progress, tests, or results of any well drilled pursuant to this Agreement, without the prior approval of the other Party.

Article 9 — Conflicts

        In the event of any conflict between the terms and conditions as set forth herein and the terms and conditions set forth in the Operating Agreement, the terms and condition set forth herein shall control.

Article 10 — Notices

        All notices, requests or demands to be given under this Agreement shall be in writing and shall be deemed to have been given (i) three (3) business days after being sent by registered mail or certified mail, postage prepaid, or (ii) on the day sent, if hand delivered or sent by facsimile, with receipt confirmed and verbal confirmation, in each case addressed as follows or to such other address as may have been furnished in writing to the other Parties hereto in accordance herewith:

If to Newfield:	If to Ridgewood:

Newfield Exploration Company	Ridgewood Energy Corporation
363 N. Sam Houston Pkwy. E., Suite 2020	11700 Old Katy Road, Suite 280
Houston, Texas 77060	Houston, Texas 77079
Attention: Ms. Christina Linscomb	Attn: Mr. W. Greg Tabor
Office Phone: (281) 847-6074	Office Phone: (281) 293-8449
Fax Number: (281) 405-4207	Fax Number: (281) 293-7705

Participation Agreement-West Cameron Block 149 dated November 7, 2007
Newfield Exploration Company & Ridgewood Energy Corporation

Article 11 — Topical Headings

        Topical headings appearing at the top of each numbered article have been inserted for convenience only and are to be given no force or affect whatsoever in the interpretation of this Agreement.

Article 12 — Successors and Assigns

        This Agreement shall be binding upon each Party and their successors and assigns. An assignment by a Party of any lands affected by this Agreement shall be made expressly subject to, and the assignee shall expressly agree to assume and comply with, the terms and provisions of this Agreement and the Operating Agreement.

Article 13 — Counterpart Execution

        This Agreement may be executed by signing the original or a counterpart thereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all the Parties had signed the same instrument. However, this Agreement shall not be effective as to any Party, until it has been executed by all Parties.

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date hereinabove first written.

WITNESSES:	NEWFIELD EXPLORATION COMPANY

By:
	Name:	W.M. Blumenshine
	Title:	Vice President - Land

WITNESSES:	RIDGEWOOD ENERGY CORPORATION

By:
	Name:	W. Greg Tabor
	Title:	Executive Vice President

         Participation Agreement-West Cameron Block 149 dated November 7, 2007
Newfield Exploration Company & Ridgewood Energy Corporation